EXHIBIT 10.12

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of October 2006 (the “Effective Date”), by and between Optical Molecular Imaging, Inc., a Delaware corporation (the “Company”), and David Wohlberg (“Wohlberg”).

WHEREAS, the Company and Wohlberg desire to enter into a relationship whereby the Company will continue to engage Wohlberg, and Wohlberg will provide services as the President and Chief Operating Officer of the Company pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Wohlberg hereby agree as follows:

1. Services. Wohlberg agrees to continue to provide to the Company services in the capacity of the Company’s President and Chief Operating Officer (the “Services”). The Services will be those customarily performed by a president and chief operating officer for a company such as the Company, and Wohlberg shall be responsible for the day-to-day management of the Company and the implementation of all policies and directives of the Company’s Board of Directors. Wohlberg will report directly to and be responsible to the Company’s Chairman of the Board or, if there is no Chairman, to the Company’s Board of Directors. Wohlberg will perform the Services primarily at the Company’s office, and, if required in particular circumstances, from time to time at such other locations as the Board of Directors may reasonably request. Wohlberg shall perform the Services on a part-time basis during the Company’s normal business hours, spending a majority of his business time on the Company’s business.

2. Term. The term of this Agreement shall commence as of October 30, 2006 and shall terminate on October 29, 2007, unless sooner terminated by Wohlberg or the Company as set forth in Section 8 hereof.

3. Compensation.

3.1 Compensation. As payment in full for Wohlberg’s services as the Company’s President and Chief Operating Officer for the period from May 1, 2006 through October 29, 2006, the Company shall grant to Wohlberg fully vested stock options (the “Interim Options”) to purchase 90,000 shares of the Company’s common stock and pay to Wohlberg salary of $2,000 per month, all payable within 15 days of the execution of this Agreement. As payment in full for the Services during the term of this Agreement, the Company shall grant to Wohlberg options to purchase 95,000 shares of the Company’s common stock (the “New Options”), which shall vest quarterly over the one-year term of this Agreement, and a salary of $2,000 per month, which shall increase to $2,500 per month immediately upon the Company signing the definitive License Agreement with Cedars-Sinai Medical Center. Cash compensation shall be paid monthly on the last business day of each month. The Interim Options and the New Options will have a seven-year term, commencing on the date of grant; an exercise price of $1.00 per share; will be exercisable within the term of those options during the period that Wohlberg provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company; and will have such other terms and conditions as are included in the Company’s standard Stock Option Agreement under its Stock Option Plan. All options previously granted to Wohlberg shall also be amended to provide for exercisability of those options within the term of those options during the period that Wohlberg provides services to the Company and for 24 months after termination of those services for any reason other than termination for cause by the Company.

3.2 Cash Payments. While this Agreement is in effect, the Company will make all cash payments on the last business day of each month.

4. Outside Activities; Corporate Opportunity. The Company hereby acknowledges that Wohlberg is an attorney, licensed to practice law in the State of California, and is “of counsel” for Troy & Gould Professional Corporation. As such, he provides legal services and business advice to companies and individuals other than the Company. Wohlberg may continue to perform such services for others, and such performance shall not be deemed to constitute a usurpation of a corporate opportunity of the Company or a breach of Wohlberg’s obligations hereunder; provided, however, that such activities do not materially impair his ability to perform all of his duties under this Agreement and do not relate directly to products or potential products based on immunocellular technologies for medical purposes. The Company shall neither request nor will Wohlberg under any circumstances provide legal advice or legal services for the Company.

5. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Wohlberg, within the scope of his engagement by the Company, whether developed or prepared solely or jointly by Wohlberg with others, are the property of the Company and all rights, title and interest therein shall vest in the Company and shall be deemed to be works made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in the Company or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Wohlberg agrees to give the Company and any person designated by the Company such reasonable assistance, at the Company’s expense, as is required to perfect the rights defined in this Section 5. Wohlberg agrees to return to the Company all materials developed or prepared for the Company by Wohlberg upon the termination of this Agreement, along with all materials and other property of the Company in his possession at the time of termination of this Agreement.

6. Confidential Information.

6.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of the Company or any third party,

including but not limited to information relating to the Company’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by the Company or any third party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Wohlberg hereby agrees that he (x) will not disclose to any third party or use any Confidential Information disclosed to him by the Company except as expressly permitted in this Agreement; (y) will not disclose to the Company any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Company in his possession or control.

6.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

7. Indemnity. Wohlberg agrees to indemnify and hold the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of his representations and warranties herein or attributable to or resulting from his gross negligence or willful misconduct in rendering the Services. Wohlberg warrants and represents that he has full power and authority to enter into and perform this Agreement and that his performance of this Agreement will not violate the provisions of any other agreement to which he is a party. The Company agrees to indemnify and hold Wohlberg harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from his breach of any of his representations and warranties hereunder or Wohlberg’s gross negligence or willful misconduct.

8. Termination. This Agreement and Wohlberg’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and Wohlberg shall have the right to receive only his compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

8.1 Death. This Agreement and Wohlberg’s duties hereunder shall terminate immediately upon his death.

8.2 Termination by the Company. The Company may, at its option, terminate this Agreement and Wohlberg’s duties hereunder by written notice to Wohlberg at any time without cause upon 30 days written notice to Wohlberg. If Wohlberg is terminated without cause, in addition to all accrued compensation, the Company shall grant to him 50% of the unvested options as of the date of termination. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Wohlberg. “Cause” as used in this Agreement means that Wohlberg, (i) after reasonable notice and warning, has failed to perform his assigned duties to the Company as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) has been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

8.3 Termination by Wohlberg. Wohlberg may terminate this Agreement at any time (i) without cause upon 30 days written notice or (ii) upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from Wohlberg of such breach.

9. General Terms.

9.1 Assignment. This Agreement is personal to Wohlberg. He may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of the Company. The Company may freely assign its rights and obligations under this Agreement.

9.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to the Company:	Chairman of the Board Optical Molecular Imaging, Inc. 11th Floor 1999 Avenue of the Stars Los Angeles, CA 90067

If to Wohlberg:	David Wohlberg Suite 1600 1801 Century Park East Los Angeles, CA 90067

or such other address or addressee as either party may in the future specify to the other party.

9.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

9.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

9.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

9.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

9.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

9.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

9.9 Survival. The following Sections shall survive the termination of this Agreement: 5 (Proprietary Rights), 6 (Confidentiality) and 7 (Indemnity).

9.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

9.11 Counsel. The Employer acknowledges that Troy & Gould Professional Corporation has represented only the Company in connection with this Agreement, and he has either represented himself or has relied upon other counsel in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

OPTICAL MOLECULAR IMAGING, INC.

/s/ David Wohlberg	By:	/s/ Sanford J. Hillsberg
DAVID WOHLBERG	Name:	Sanford J. Hillsberg
	Title:	Secretary

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